PERRITT MICROCAP OPPORTUNITIES FUND, INC.

Code of Ethics

Amended and Effective as of January 6, 2005

This Code of Ethics (this “Code”) has been adopted by the Perritt MicroCap Opportunities Fund, Inc. (the “Fund”) in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended. In their personal investment activities, all directors, officers or Advisory Persons of the Fund and Perritt Capital Management, Inc., the Fund’s investment adviser (the “Adviser”), should at all times place the interests of the Fund’s shareholders before their own personal interests. All personal securities transactions should be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust or responsibility.

The Fund and the Adviser are committed to compliance with all applicable laws. All employees of the Adviser and officers of the Fund are expected to maintain high ethical standards of conduct and to comply fully with applicable laws. In this regard, all employees of the Adviser and officers of the Fund are required to adhere to applicable rules, codes and guidelines that the Fund and Adviser may adopt from time to time, including, without limitation, employees of the Adviser complying with the Code of Ethics of Perritt Capital Management, Inc. (the “PCM Code of Ethics”). In addition, the Fund has adopted the Sarbanes-Oxley Code of Ethics for the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer (the “Financial Code of Ethics”), and the “Senior Financial Officers” of the Fund identified in the Financial Code of Ethics are required to adhere to it. To the fullest extent possible, the PCM Codes of Ethics, the Financial Code of Ethics and this Code should be read to supplement one another. If there is a conflict between this Code and the PCM Code of Ethics or the Financial Code of Ethics, then with respect to transactions and activities related to the Fund this Code or the Financial Code of Ethics (with the Financial Code of Ethics taking priority), as the case may be, will control.

I.    DEFINITIONS

As used in this Code, the following terms have the following meanings:

A.	“Access Person” means any Advisory Person of the Fund or of the Adviser. All directors and officers of the Fund and the Adviser are presumed to be Access Persons regardless of whether they are Advisory Persons, and shall be treated as Access Persons for purposes of this Code unless the Board of Directors of the Fund, including a majority of the Disinterested Directors, determines in writing that any such director or officer is not an Access Person because (1) such director or officer does not have functions that relate to the making of recommendations with respect to purchases or sales of Covered Securities by the Fund; and (2) in connection with his or her regular functions or duties, such director or officer does not make, participate in, or obtain information regarding the purchase or sale of Covered Securities by the Fund, including information concerning recommendations made to the Fund respecting any such purchases or sales.

B.	“Act” means the Investment Company Act of 1940, as amended.

C.	“Advisory Person” means: (1) any director, officer or employee of the Fund or the Adviser or of any company in a control relationship to the Fund or the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (2) any natural person in a control relationship to the Fund or Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

D.	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

E.	A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

F.	“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Securities Exchange Act and the rules and regulations thereunder.

G.	“Control” has the same meaning as that set forth in Section 2(a)(9) of the Act.

H.	“Covered Security” means a security as defined in Section 2(a)(36) of the Act, except that it does not include:

(1)	Direct obligations of the Government of the United States;

(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(3)	Shares issued by open-end registered investment companies.

I.	“Disinterested Director” means a director of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Act and the rules and regulations thereunder.

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J.	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act.

K.	“Investment Personnel” means: (1) any employee of the Fund or the Adviser or of any company in a control relationship to the Fund or the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and (2) any natural person who controls the Fund or the Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

L.	A “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

M.	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

II.    APPROVAL OF CODE OF ETHICS

A.	The Board of Directors of the Fund, including a majority of the Disinterested Directors, shall approve this Code and any material changes thereto. Prior to approving this Code and any material changes thereto, the Board of Directors must determine that this Code contains provisions reasonably necessary to prevent Access Persons from violating Rule 17j-1(b) of the Act and shall receive a certification from the Adviser that it has adopted such procedures as are reasonably necessary to prevent Access Persons of the Adviser from violating this Code.

B.	No less frequently than annually, the Chief Compliance Officer of the Fund shall furnish a report to the Board of Directors of the Fund:

1.	Describing issues arising under this Code since the last report to the Board of Directors, including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to such material violations. Such report shall also include a list of Access Persons under this Code and copies of the reports required by Section IV.B. and Section V.

2.	Certifying that the Fund has adopted such procedures as are reasonably necessary to prevent Access Persons from violating this Code.

C.	This Code, the certifications required by Sections II.A. and II.B.2., and the reports required by Sections II.B.1 and V. shall be maintained by the Fund’s Chief Compliance Officer or designee.

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III.    EXEMPTED TRANSACTIONS

The prohibitions of Section IV of this Code shall not apply to:

A.	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

B.	Purchases or sales which are non-volitional on the part of either the Access Person or the Fund.

C.	Purchases which are part of an automatic dividend reinvestment plan.

D.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

E.	Purchases or sales which receive the prior approval of the Board of Directors of the Fund because they are only remotely potentially harmful to the Fund because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Fund.

IV.    PROHIBITED PURCHASES AND SALES

A.	Except in a transaction exempted by Section III of this Code, no Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale is being considered for purchase or sale by the Fund or is being purchased or sold by the Fund.

B.	Except in a transaction exempted by Section III of this Code (other than with respect to III.B.), Investment Personnel (other than the Fund’s Chief Compliance Officer) must obtain approval from the Fund’s Chief Compliance Officer before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering. The Fund’s Chief Compliance Officer must obtain approval from the Adviser’s Compliance Officer or President (in the event the Fund’s Chief Compliance Officer is the same individual as the Adviser’s Chief Compliance Officer) before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering. Prior approval shall not be given if the Fund’s Chief Compliance Officer or the Adviser’s Chief Compliance Officer or President, as applicable, believes that the investment opportunity should be reserved for the Fund or is being offered to the individual by reason of his or her position with the Fund. The Fund’s Chief Compliance Officer and the Adviser’s Chief Compliance Officer or President, as the case may be, shall prepare a report of each Initial Public Offering or Limited Offering approved, which report shall identify (1) the individual acquiring the security; (2) the security being acquired; (3) the nature of the acquisition transaction; (4) the basis for determining that the investment opportunity should not be reserved for the Fund; and (5) the basis for determining the investment opportunity is not being offered to the individual by reason of his or her position with the Fund.

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V.    REPORTING AND COMPLIANCE PROCEDURES

A.	Except as provided in Section V.B. of this Code, every Access Person shall report to the Fund the information described in Section V.C., Section V.D. and Section V.E. of this Code. All reports shall be filed with the Fund’s Chief Compliance Officer or designee.

B. 1.	. A Disinterested Director of the Fund who would be required to make a report solely by reason of being a Fund director need not make a report pursuant to Section V.C. and V.E. of this Code and need only report a transaction in a Covered Security pursuant to Section V.D. of this Code if such Disinterested Director, at the time of such transaction, knew or, in the ordinary course of fulfilling his or her official duties as a Fund director, should have known that, during the 15-calendar-day period immediately before or after the director’s transaction in a Covered Security, the Fund purchased or sold the Covered Security or the Fund or the Adviser considered purchasing or selling the Covered Security.

2.	An Access Person need not make a report with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

3.	An Access Person need not make a quarterly transaction report pursuant to Section V.D. of this Code if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund or the Adviser with respect to the Access Person in the time period required by Section V.D., provided that all of the information required by Section V.D. is contained in the broker trade confirmations or account statements or in the records of the Fund or the Adviser.

4.	If a report pursuant to Section V.C., V.D. or V.E. of this Code would duplicate a report made by an Access Person pursuant to Rule 204A-1(b) of the Investment Advisers Act of 1940 (each an “Adviser Report”), then in lieu of making a separate report under Section V.C., V.D. or V.E. of this Code an Access Person may file with the Fund a copy of any such Adviser Report, provided that it is filed with the Fund within the time limits set forth in Section V.C., V.D. or V.E., as the case may be.

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5.	An Access Person need not make a quarterly transaction report pursuant to Section V.D. of this Code with respect to transactions effected pursuant to an Automatic Investment Plan.

C.	Every Access Person shall, no later than 10 calendar days after the person becomes an Access Person, file an initial holdings report containing the following information (which information must be current as of a date no more than 45 calendar days prior to the date the person becomes an Access Person):

1.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

2.	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

3.	The date that the report is submitted by the Access Person.

D.	Every Access Person shall, no later than 30 calendar days after the end of a calendar quarter, file a quarterly transaction report containing the following information:

1.	With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

(a)	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(b)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	The price of the Covered Security at which the transaction was effected;

(d)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(e)	The date that the report is submitted by the Access Person.

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2.	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(a)	The name of the broker, dealer or bank with whom the Access Person established the account;

(b)	The date the account was established; and

(c)	The date that the report is submitted by the Access Person.

E.	Every Access Person shall, no later than May 30 each year, file an annual holdings report containing the following information as of the preceding April 15:

1.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

2.	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

3.	The date that the report is submitted by the Access Person.

F.	Any report filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

G.	The Fund’s Chief Compliance Officer or designee shall review all reports filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code. The Fund’s Chief Compliance Officer or designee shall identify all Access Persons who are required to file reports pursuant to this Section V of this Code and must inform such Access Persons of their reporting obligation.

H.	Compliance with this Code does not relieve Access Persons of their obligations under any other code of ethics.

VI.    SANCTIONS

Upon discovering a violation of this Code, the Board of Directors of the Fund or the Adviser, as applicable, may impose such sanctions as it deems appropriate.

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